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                        [LOGO GLOBAL DIRECT MAIL CORP]

                    GLOBAL ANNOUNCES $48 MILLION ACQUISITION
          OF INFOTEL/MIDWEST MICRO, A $235 MILLION PC DIRECT MARKETER;
    $6 MILLION IN ONE-TIME CHARGES AND AUGUST RESULTS AFFECTED BY UPS STRIKE

PORT WASHINGTON, N.Y., Monday, September 15, 1997 -- Global DirectMail Corp (NYSE: GML) announced it has signed a definitive agreement to acquire Infotel, Inc. for $48.3 million, and that it will incur one-time after-tax charges of $6 million, or $0.16 per share, in the third quarter ending September 30, 1997. Global said the quarter also will include a confined, one-time impact on August revenues and costs as a result of the UPS strike.

Global said it is acquiring Infotel for $40 million in cash and $8.3 million in Global common stock (375,000 shares valued at Friday's close of $22,125), with additional contingent consideration for continuing management. Privately held Infotel, Inc. of Fletcher, Ohio, is a $235 million in revenue direct mail computer products marketer and reseller also known for its Midwest Micro catalog.

'Infotel expands our position in personal computers and, in particular, the emerging market for build-to-order/custom configured PCs,' said Richard Leeds, Global's Chairman and CEO. 'Short-term, the acquisition will be slightly dilutive to earnings. Long-term, Infotel fits in well with Global's strategy of significantly growing our PC systems business.'

Infotel has the capacity to process as much as $1 billion in build-to-order PCs a year. Plans call for Global to step up Infotel's sales growth while significantly reducing costs. In conjunction with the acquisition, Global announced the third quarter will include a restructuring of its operations to augment growth of its build-to-order, custom configuration and PC system sales.

The one-time charges relate to write-offs of goodwill, computer equipment and operating software no longer useful, and certain other long-term assets.

Global said North American operations were affected in August by fewer orders, higher shipping costs, and other expenses due to the UPS strike. 'For the first half of September, North American revenues have begun to rebound,' Mr. Leeds said. 'Clearly, the strike had a confined, one-time effect.' North American revenues were up more than 30% in July compared to the year ago period. Global's third quarter earnings are currently scheduled to be announced October 30, 1997.

Mr. Leeds said Infotel provides Global with other strategic and operational benefits.

(1) Strong management: Mark Runkle, Infotel co-founder and CEO; Kent Markley, Infotel co-founder and President; and other senior members of their experienced management team will be remaining with the organization.

(2) Strong brand names: Infotel will expand Global's private label system offerings. Infotel's Ultra and MidWest Micro brand PCs have won numerous awards from PC World and other industry publications. 'Since private label brands capture about two-thirds of the $78 billion PC business,' Mr. Leeds said,


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    'recognized private label brands are strategically important in order to offer a strong product mix and generate as much volume as possible, to keep processing costs as low as possible.

(3) Entry into the VAR market -- a key customer base for build-to-order PCs:
    'About half of Infotel's sales are to value-added resellers or VARS who are contracted by businesses to purchase and install PC systems and networks,' Mr. Leeds explained. The other half of Infotel's business is in computer products to mid-sized corporate and small/home office customers -- expanding two of Global's existing groups of customers.

Infotel (http://www.mwmicro.com) was founded in 1982 as a direct mail reseller of name brand printers. In 1985, it began publishing Infotel Distributing, and in 1989, it began publishing MidWest Micro as its two direct mail catalogs. It mailed 10 million catalogs last year to a database of more than one million names. In response to customer demand, Infotel began assembling and marketing PCs in 1991. Computer Reseller News readers recently selected Infotel Distributing as a preferred supplier.

'PC manufacturers have been looking to distributors and resellers to build product to order rather than stocking inventory, in order to tighten the supply chain, reduce their inventory risk and improve competitive position and margins,' said Mr. Leeds. 'Infotel immediately provides us with the volume and resources to build-to-order in a big way, at a low cost, to the benefit of customers and vendors.'

'Our expertise in PCs and Global's strength in marketing and distribution make a perfect combination,' said Mark Runkle, Infotel co-founder and CEO.

Global DirectMail Corp (http://www.globalcomputer.com) is a leading direct marketer of brand name and private label computer, office and industrial products in North America and Europe to mid- and large-sized corporate and small office/home office customers, and to value added resellers. For more information, call Global at 516-625-1555 x7181.

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